UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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XM SATELLITE RADIO HOLDINGS INC.

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On February 19, 2007, XM Satellite Radio Holdings Inc. distributed the following regarding its business combination transaction with SIRIUS Satellite Radio Inc. announced on February 19, 2007 to certain government officials and members of the press:

SIRIUS-XM MERGER PROMISES BENEFITS TO CONSUMERS IN ROBUST

AUDIO ENTERTAINMENT MARKET

Today, satellite radio faces robust, dynamic and growing competition from a broad variety of products and services. Consumers now have many ways of getting music, news and other content to listen to at home and in their cars. In addition to competition from free “over-the-air” AM, FM, and HD radio, Internet radio, music subscription services, iPods and other MP3 players, CD players, and cell phones, satellite radio will face new challenges as technologies and services like 3G, WiMax and MediaFLO gain more popularity.

The proposed merger between Sirius and XM is the best way to maintain vigorous longterm competition in the audio entertainment market – and the best way to promote the broadest possible choices for consumers.

The Competitive Landscape

Currently, satellite radio faces stiff competition from many technologies and entertainment platforms. Some examples:

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A huge AM and FM radio presence dominates audio entertainment across the country. Today, AM and FM radio (offered at no charge to listeners) boast more than 280 million listeners, while there are only about 14 million satellite radio subscribers.

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The AM/FM radio industry – through the HD Digital Radio Alliance – has committed hundreds of millions of dollars to promoting the technology, and HD radio is starting to gain traction in the marketplace. HD radio offers listeners commercial-free, CD quality broadcasts in their homes and in their cars, again at no charge to listeners.

•	With more than 50 million estimated users, Internet radio is a large and fast-growing force.

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iPods and other MP3 players are also enormously popular audio entertainment devices, with more than 100 million sold as of 2006; by 2011, 60 million U.S. cars are expected to have factory-installed iPod jacks.

•	Internet music download and subscription services and CD players also provide consumers with audio entertainment choices.

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Digital music is also beginning to be offered on cell phones and iPhones; and MediaFLO, which will soon be available to 100 million customers of Cingular and Verizon, will also offer audio entertainment options.

This merger will create even stronger competition by making satellite radio a more attractive alternative to free “over-the-air” AM, FM, and HD radio, Internet radio, music subscription services, iPods and other MP3 players, CD players, and cell phones.

More Choice for Consumers

The combined company is committed to consumer choice, including offering consumers the ability to pick and choose the channels and content they want on a more a la carte basis. The proposed merger will provide greater choice – at competitive prices – for consumers all over the country. Sirius and XM each have different programming and arrangements with different automakers that install satellite-ready radios in new cars. The result is that some unique programming is available only to the subscribers of one or the other satellite provider.

In the future, once the combination of the companies is complete, our intention is to enable satellite radio subscribers to access the best programming now offered by each company, as well as even more digital channels of commercial-free music, premier sports, news, talk radio, comedy, children’s and entertainment programming; and the most advanced traffic and weather information available.

A Market Check on Pricing and Programming

Satellite radio content and price are driven by the need to attract more subscribers among the overwhelming majority of consumers who do not purchase – and have never used – satellite radio. The content and price of each satellite radio operator is not driven by the other satellite radio operator, but by competition with other services and options for the more than 90 percent of households without satellite radio.

The robust and dynamic competition in this market will continue to drive satellite radio content and price after the merger. The need to grow the subscriber base will serve as a check on prices.

The Public Interest

The combined company will ultimately be able to eliminate duplicative programming and could use the extra bandwidth to offer enhanced public interest programming, particularly more diverse programming that targets under-served communities.

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Furthermore, satellite radio has enormous fixed costs, as demonstrated by the $6 billion in accumulated combined losses of the two companies. Improved efficiencies will allow the new company to reduce costs and deliver a better product to current and future satellite radio subscribers.

DIRECTV-EchoStar

Satellite radio isn’t satellite television, especially from a regulatory standpoint. While the Federal Communications Commission (FCC) and the Department of Justice raised objections to the DIRECTV-EchoStar merger in 2002, virtually none of these objections applies in the case of the proposed Sirius-XM merger in 2007. The proposed DIRECTV-EchoStar merger should therefore not be considered a precedent for review of the Sirius-XM merger. In fact, these mergers have little in common, and there are some fundamental differences.

Competition for audio entertainment in 2007 is significantly more robust and dynamic than competition for satellite TV was in 2002. Currently, satellite radio faces stiff competition from many technologies and entertainment platforms, including free “over-the-air” AM, FM, and HD radio, Internet radio, music subscription services, iPods and other MP3 players, CD players, and cell phones.

In contrast, there was only one significant competitor to satellite TV in 2002 – cable television – and cable television was not available in some rural areas. The FCC’s and DOJ’s objections were based on that finding, which does not exist for satellite radio. Thus, the proposed DIRECTV-EchoStar merger should not be considered a precedent for review of the Sirius-XM merger.

The FCC and Satellite Radio

There is no FCC regulation that would prohibit a merger of satellite radio providers. The FCC did not make a definitive ruling in 1997 on whether a satellite radio merger would serve the public interest, and there is no rule that bars such a merger.

What the FCC did ten years ago as part of the licensing process was to offer its view, based on competitive conditions at the time, that combining the two existing satellite licenses would not serve the public interest. That was a decade ago. Conditions have changed dramatically since then. Today, competition in the audio entertainment market is complex and dynamic. For that reason, Reed Hundt, who was Chairman of the FCC when it made its 1997 ruling, recently told the New York Times that changed competitive conditions favor approving the merger. “You can buy an iPod and download music and then plug it into your car,” Mr. Hundt said. “How is that different from satellite radio? . . . I think we did

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the right thing to begin with. You wouldn’t want to change it if it weren’t for the fact that it is so obvious that you can get content in so many different ways. That wasn’t really true then.”

Free “over-the-air” AM and FM radio clearly dominates, with more than 280 million listeners compared to satellite radio’s approximately 14 million subscribers; and the number of other competing technologies has increased significantly. In 1997, for instance, it would have been difficult if not impossible to foresee that consumers in 2007 would have so many audio entertainment choices, including free “over-the-air” HD radio, Internet radio, music subscription services, iPods and other MP3 players, CD players, and cell phones, as well as growing new technologies and services like MediaFLO, 3G and WiMax.

The FCC can revisit its earlier statement in the course of its review of the proposed merger, where it will be seeking public comment on various issues. Therefore, the FCC does not need to start a separate proceeding to address this issue. The only requirement would be that the FCC ultimately explain any change in its view about the effects of a satellite radio merger on the public interest.

We are confident that when the FCC reviews the audio entertainment marketplace a full decade later, the agency will revise its 1997 statement and find that the interests of consumers will be served by this merger.

A New Chapter in an Evolving Market

Satellite radio is only one piece – and a relatively small piece – of a highly competitive and ever-expanding audio marketplace. Consolidating Sirius and XM will benefit consumers and serve the public interest by offering expansive programming choices at competitive prices.

Forward Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Sirius Satellite Radio Inc. and XM Satellite Radio Holdings Inc., including potential synergies and cost savings and the timing thereof, future financial and operating results, the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of SIRIUS’ and XM’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of SIRIUS and XM. Actual results may differ materially from the results anticipated in these forward-looking statements.

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The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: general business and economic conditions; the performance of financial markets and interest rates; the ability to obtain governmental approvals of the transaction on a timely basis; the failure of SIRIUS and XM shareholders to approve the transaction; the failure to realize synergies and cost-savings from the transaction or delay in realization thereof; the businesses of SIRIUS and XM may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; and operating costs and business disruption following the merger, including adverse effects on employee retention and on our business relationships with third parties, including manufacturers of radios, retailers, automakers and programming providers. Additional factors that could cause SIRIUS’ and XM’s results to differ materially from those described in the forward-looking statements can be found in SIRIUS’ and XM’s Annual Reports on Form 10-K for the year ended December 31, 2005, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 which are filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and Sirius and XM disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this press release.

Important Additional Information Will be Filed with the SEC

This communication is being made in respect of the proposed business combination involving SIRIUS and XM. In connection with the proposed transaction, SIRIUS plans to file with the SEC a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus and each of SIRIUS and XM plan to file with the SEC other documents regarding the proposed transaction. The definitive Joint Proxy Statement/Prospectus will be mailed to stockholders of SIRIUS and XM. INVESTORS AND SECURITY HOLDERS OF SIRIUS AND XM ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC by SIRIUS and XM through the web site maintained by the SEC at www.sec.gov. Free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC can also be obtained by directing a request to Sirius Satellite Radio Inc., 1221 Avenue of the Americas, New York, NY 10020, Attention: Investor Relations or by directing a request to XM Satellite Radio Holdings Inc., 1500 Eckington Place, NE Washington, DC 20002, Attention: Investor Relations.

SIRIUS, XM and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding SIRIUS’ directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2005, which was filed with the SEC on March 13, 2006, and its proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on April 21, 2006, and information regarding XM’s directors and executive officers is available in XM’s Annual Report on Form 10-K, for the year ended December 31, 2005, which was filed with the SEC on March 3, 2006 and its proxy statement for its 2006 annual meeting of shareholders, which was filed with the SEC on April 25, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Joint Proxy Statement/Prospectus and other relevant materials to be filed with the SEC when they become available.

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